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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 10, 2000, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-36162) and related Prospectus of VelocityHSI, Inc. for the distribution of shares of its common stock.


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 18, 2000, with respect to the consolidated financial statements of BRE Properties, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-36162) and related Prospectus of VelocityHSI, Inc. for the distribution of VelocityHSI, Inc.'s common stock.

                                       /s/ Ernst & Young LLP

San Francisco, California
June 14, 2000